               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

               Water Pik Technologies, Inc.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[WATERPIK LOGO]

                                                                  April 22, 2004

To Our Stockholders,

    LAST WEEK WE REPORTED STRONG FINANCIAL RESULTS. OUR STOCK PRICE IS NEAR ITS ALL-TIME HIGH. OUR EARNINGS PER SHARE HAVE INCREASED 128% TO $0.41 FOR THE SIX-MONTHS THAT ENDED ON MARCH 31, 2004 -- $0.23 BETTER THAN THE SAME PERIOD LAST YEAR. SALES AND PROFITS IN BOTH OUR BUSINESSES HAVE IMPROVED COMPARED TO LAST YEAR. Under the leadership of our Board and management team, we have increased value to you, our stockholders. And, we are confident and optimistic about the future of Water Pik.

   IN THE MIDST OF THIS STRONG FINANCIAL PERFORMANCE, WE ARE ASKING YOU TO VOTE THE ENCLOSED WHITE PROXY CARD FOR OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2004, IN FAVOR OF:

   TWO INCUMBENT DIRECTORS (MICHAEL HOOPIS, THE CHIEF EXECUTIVE OFFICER OF WATER PIK, AND WILLIAM OUCHI, A PROFESSOR IN THE GRADUATE SCHOOL OF MANAGEMENT AT
   UCLA).

   They have helped lead Water Pik to the excellent earnings improvement that we reported last week. They are being opposed by Michael Tennenbaum, a dissident stockholder, and his partner. Our Directors need your support.

           OUR PLANS TO BUILD VALUE FOR ALL STOCKHOLDERS ARE WORKING

    Under the leadership of our Board and management team:

    WATER PIK'S STOCK PRICE HAS DOUBLED -- A GAIN OF 122% IN VALUE SINCE OUR SPIN-OFF IN 1999.

    OUR FINANCIAL PERFORMANCE AND OUTLOOK HAS IMPROVED:

     For the six-months ended March 31, 2004 our sales grew 18% over the same period last year -- with improvements in both our personal heath care and pool products and heating systems businesses. We have announced sales growth targets in the range of 12% to 14% for the twelve-months ending September 2004.

     Earnings also continued to improve. We have revised upward our expected diluted earnings in the range of $1.00 to $1.05 per share for the twelve-months ending September 2004.

     Based on our current business plan that includes recent acquisitions, our outlook includes compounded growth rates for sales of 9% and for operating income of 25% for the period beginning with the twelve-months ended September 2003 through fiscal year 2006.

      Meanwhile, Michael
      Tennenbaum, a dissident
      stockholder, has criticized the
      investments that helped
      generate these gains. Look
      closely at the results: today,
      after several years' work to
      reinvigorate our product lines,
      we are generating about 33%
      of our sales from new
      products -- that's up from 10%
      in 2000.

              % of Sales From New Products Less Than 3 Years Old

                                             2004
              2000    2001   2002   2003    Target
              ----    ----   ----   ----    ------
New Product     11%     16%    19%    27%     36%

                    TRUST IS THE CENTRAL ISSUE IN THIS PROXY

    We have said before that we no longer trust Mr. Tennenbaum. We say this after having many conversations with him, after monitoring his behavior at other companies -- and after hearing Mr. Tennenbaum pose this question to Water Pik:

    'WHEN IS THE BOARD GOING TO JUST TURN CONTROL OF THE COMPANY OVER TO ME?'

    Here is more of Mr. Tennenbaum's history with Water Pik:

     In 2001, Mr. Tennenbaum was the successful bidder, among several bidders, for a private offering of Water Pik stock. He is a major stockholder today partly because he offered to make his investment without board representation. Under the leadership of the Board and management, Water Pik has outperformed the market and for Mr. Tennenbaum, his $15 million investment is now worth $32 million.

     When he invested, he knew about our anti-takeover protections, and didn't object.

     Mr. Tennenbaum has publicly advocated breaking up Water Pik. He opposes future investments in Water Pik and opposes giving our current investments time to reach full value -- despite our strong financial performance and our rising stock price.

     Although in his letter to you he made a 'pledge not to contest more than two board seats,' he already, in letters sent to us (which are publicly available in his Schedule 13D filings on the SEC's website), also has nominated another of his partners for a third board seat if another board seat is available.

    From his actions, we believe that Mr. Tennenbaum has his own short-term agenda, is not credible about his motives, is taking the first step to gain control of our Company without compensating other stockholders, and, AS A RESULT . . . WE DO NOT TRUST HIM.

                 THERE'S MORE VALUE TO BE CREATED AT WATER PIK

    We're proud that Water Pik's stock price is near its all-time high. But we know there's more to be done -- and your management is prepared to get it done.

     Since November 1999, we have pursued a plan to invest in the business to grow sales and generate profits. The strong sales growth and profit improvement in each of the last two quarters points to the success of our growth initiatives.

     We continue to focus on leveraging our sales momentum into higher profitability. We are completing a comprehensive review of our business to identify new steps to further build value.

     We have made strategic acquisitions that are contributing to near term sales and earnings growth. And, we have not burdened the company with significant debt to pay for these acquisitions. We will continue to look to acquire strategic businesses to enhance our product offerings to our customers.

              VOTE FOR THE INCUMBENT DIRECTORS SO WE CAN CONTINUE
                  TO CREATE VALUE FOR YOU AND ALL STOCKHOLDERS

    The question you must decide: Whom do you trust to maximize value for all stockholders?

     Do you want the next phase of the Company's development to be driven by the incumbent team? It's a team that has delivered value during a difficult economy.

     Do not allow one stockholder to potentially take the first steps toward getting control of Water Pik. By inserting himself and his partner onto a proven, independent Board, we believe his motive is to promote his own short-term agenda.

    No single stockholder should be allowed to divert attention from our mission to realize the full value of Water Pik's potential for all stockholders.

    We need your support today so management can build value into the future.

    Your Board of Directors unanimously recommends that you vote the WHITE proxy card in favor of Water Pik's incumbent Directors:

     MICHAEL P. HOOPIS, Water Pik's Chief Executive Officer

     WILLIAM G. OUCHI, UCLA's Sanford and Betty Sigoloff Professor in Corporate Renewal at the Anderson Graduate School of Management

    PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ENCLOSED ENVELOPE TODAY. Thank you for your continued support. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

    Sincerely,

    The Board of Directors of Water Pik Technologies, Inc.


Robert P. Bozzone                         W. Craig McClelland

Robert P. Bozzone                         W. Craig McClelland



F. Peter Cuneo                            William G. Ouchi

F. Peter Cuneo                            William G. Ouchi



Babette E. Heimbuch                       Charles J. Queenan, Jr.

Babette E. Heimbuch                       Charles J. Queenan, Jr.



Michael P. Hoopis

Michael P. Hoopis

                               OTHER INFORMATION

   Water Pik Technologies, Inc. has filed with the SEC its definitive proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

   Investors are urged to read Water Pik's proxy statement and additional materials and other relevant documents filed with the SEC by Water Pik. Investors may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Water Pik are available free of charge at the 'Investors/Corporate Info' section of Water Pik's website at (www.waterpik.com) or by contacting Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, California 92660
(949) 719-3700.

---------------------------------------------------------------
                     PLEASE VOTE TODAY

   IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING
            YOUR WHITE PROXY CARD, PLEASE CALL:

                      [MACKENZIE LOGO]
                     105 Madison Avenue
                  New York, New York 10016
                proxy@mackenziepartners.com
                Call Collect: (212) 929-5500
                             or
                  TOLL-FREE (800) 322-2885
---------------------------------------------------------------